EXHIBIT 14 (b)

October 8, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
RE: Serefex Corporation
Commission File Number 0-24362

Ladies and Gentlemen:

We have read the statements that Serefex Corporation (the “Company”) included in Item 4.01 of Form 8-K/A to be filed with the Securities and Exchange Commission on or about October 8, 2009 (the “Form 8-K/A”) regarding the recent change of independent registered public accounting firm. We agree with the statements made in the Form 8-K/A insofar as they relate to Maloney + Novotny, LLC.

We have no basis to agree or disagree with any statement included in the Form 8-K/A related to the accounting firm known as Lake & Associates CPA’s, LLC. Further, we have no basis to agree or disagree with other statements made under Item 4.01 of Form 8-K/A.

Sincerely,

MALONEY + NOVOTNY, LLC